Exhibit 99.1

National & Retail Trades and First Call, Release: August 14, 2008 at 4:00 PM (EDT)

KOHL'S CORPORATION REPORTS EARNINGS OF $0.77 PER DILUTED SHARE

FOR SECOND QUARTER OF FISCAL 2008

Management Raises Fiscal 2008 Earnings Guidance

MENOMONEE FALLS, WI … August 14/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year-to-date periods ended August 2, 2008 and raised its fiscal 2008 earnings guidance.

Kohl’s Corporation reported net income for the quarter ended August 2, 2008 of $236.0 million, or $0.77 per diluted share, compared with $269.2 million, or $0.83 per diluted share, a year ago.  Net sales were $3.7 billion, an increase of 3.8 percent for the quarter.  Comparable store sales for the quarter decreased 4.6 percent.

For the six months ended August 2, 2008, net income decreased 18.7 percent to $389.0 million, or $1.26 per diluted share, compared to $478.2 million, or $1.48 per diluted share, for the six months ended August 4, 2007. Net sales increased 2.6 percent to $7.3 billion from $7.2 billion a year ago. Comparable store sales decreased 5.6 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “Our second quarter results reflect strong inventory management and increased penetration of private and exclusive brands, resulting in improved gross margins, as well as effective expense control.  We remain conservative in our sales expectations for the fall season and will manage our business accordingly.  We are well positioned to chase business should the environment improve.  We will use our financial strength to continue to build for the future as we add new stores and remodel existing stores to continue to gain market share in this difficult environment.”

Montgomery added, “I am very proud of our 120,000 associates and the role they played in delivering these results in this environment and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Expansion Update

During the first six months of 2008, Kohl’s successfully opened 28 stores.  The Company ended the quarter with 957 stores in 47 states, compared with 834 stores in 46 states at the same time last year.  The Company expects to open an additional 47 stores later this year for a total of 75 stores in fiscal 2008.  In fiscal 2009, the Company expects to open approximately 50 stores and remodel 60 stores.

Earnings Guidance

Assuming a comparable sales decrease of 2 percent to 4 percent, the Company would expect earnings per diluted share of $0.51 to $0.56 in the third quarter.  For the fourth quarter, assuming comparable sales of negative 2 percent to negative 4 percent, the Company would expect earnings per diluted share of $1.26 to $1.34.  This would result in earnings per diluted share of $3.02 to $3.18 for fiscal 2008 versus previous guidance of $2.95 to $3.15 per diluted share.

Goldman Sachs 15th Annual Global Retailing Conference

Larry Montgomery will be presenting on Wednesday, September 3, 2008, at 9:30 AM EDT at the Goldman Sachs 15th Annual Global Retailing Conference being held at the Marriott Marquis in New York City.  You can listen to the audio web cast of this presentation on September 3 at 9:30 AM EDT by visiting http://www.kohlscorporation.com/InvestorRelations/Investor01.htm.  The replay of this web cast will remain available for 30 days.

Second Quarter 2008 Earnings Conference Call

Investors will have an opportunity to listen to the second quarter earnings conference call at 5:00 PM EDT on August 14 by dialing (706) 902-0486, using Conference ID 59085778.  A replay of the call will also be accessible from 6 PM EDT August 14 through September 15, 2008. To listen to the replay, dial (706) 645-9291, and use Conference ID 59085778.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=1919248

(Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field.  Remove the extra space if one exists.) at least ten minutes prior to the call to download and install any necessary audio software.  The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 957 stores in 47 states and will celebrate the opening of its 1000th store in the fall. A company committed to the communities it serves, Kohl’s has raised more than $102 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Three Months
	(13 Weeks) Ended
		% to		% to
	August 2,	Net	August 4,	Net
	2008	Sales	2007	Sales

Net sales	$ 3,725.5		$ 3,589.2
Cost of merchandise sold	2,250.6	60.4%	2,192.8	61.1%

Gross margin	1,474.9	39.6%	1,396.4	38.9%

Operating expenses:
Selling, general, and administrative	929.8	25.0%	837.8	23.3%
Depreciation and amortization	132.7	3.6%	106.2	3.0%
Preopening expenses	5.9	0.1%	8.7	0.2%

Operating income	406.5	10.9%	443.7	12.4%

Interest expense, net	26.4	0.7%	10.5	0.3%

Income before income taxes	380.1	10.2%	433.2	12.1%
Provision for income taxes	144.1	3.9%	164.0	4.6%

Net income	$ 236.0	6.3%	$ 269.2	7.5%

Basic net income per share	$ 0.77		$ 0.84
Average number of shares	305.9		320.5

Diluted net income per share	$ 0.77		$ 0.83
Average number of shares	306.7		323.2

Kohl's Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

	Six Months
	(26 Weeks) Ended
		% to		% to
	August 2,	Net	August 4,	Net
	2008	Sales	2007	Sales

Net sales	$ 7,349.7		$ 7,161.3
Cost of merchandise sold	4,539.7	61.8%	4,447.1	62.1%

Gross margin	2,810.0	38.2%	2,714.2	37.9%

Operating expenses:
Selling, general, and administrative	1,852.6	25.2%	1,696.3	23.7%
Depreciation and amortization	262.7	3.6%	210.8	3.0%
Preopening expenses	16.7	0.2%	17.3	0.2%

Operating income	678.0	9.2%	789.8	11.0%

Interest expense, net	53.2	0.7%	20.7	0.3%

Income before income taxes	624.8	8.5%	769.1	10.7%
Provision for income taxes	235.8	3.2%	290.9	4.0%

Net income	$ 389.0	5.3%	$ 478.2	6.7%

Basic net income per share	$ 1.27		$ 1.49
Average number of shares	307.2		321.1

Diluted net income per share	$ 1.26		$ 1.48
Average number of shares	308.0		324.2

Kohl's Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

Subject to Reclassification

	August 2,	August 4,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$ 216,951	$ 229,921
Short-term investments	70,631	35,556
Merchandise inventories	2,717,550	2,802,643
Deferred income taxes	71,863	46,733
Other current assets	134,603	163,159

Total current assets	3,211,598	3,278,012

Property and equipment, net	6,951,127	6,190,119
Long-term investments	390,740	-
Favorable lease rights, net	201,573	213,554
Goodwill	9,338	9,338
Other assets	111,138	60,978

Total assets	$10,875,514	$ 9,752,001

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,023,258	$ 1,075,228
Accrued liabilities	819,633	859,502
Income taxes payable	77,850	133,223
Short-term debt	-	295,000
Current portion of long-term debt and capital leases	13,991	10,866

Total current liabilities	1,934,732	2,373,819

Long-term debt and capital leases	2,049,661	1,040,847
Deferred income taxes	278,820	246,484
Other long-term liabilities	379,102	258,388
Shareholders' equity	6,233,199	5,832,463

Total liabilities and shareholders' equity	$10,875,514	$ 9,752,001

Kohl's Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Subject to Reclassification

		Six Months
		(26 Weeks) Ended
	August 2,		August 4,
	2008		2007

Operating activities			(Revised)
Net income	$ 388,970		$ 478,177
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization, including debt discount	263,463		211,208
Share-based compensation	23,212		25,005
Excess tax benefits from share-based compensation	(22)		(6,857)
Deferred income taxes	27,973		(3,589)
Other non-cash revenues and expenses	13,853		17,081
Changes in operating assets and liabilities:
Merchandise inventories	139,275		(224,265)
Other current and long-term assets	(4,272)		(36,860)
Accounts payable	189,859		140,852
Accrued and other long-term liabilities	(119,099)		(94,167)
Income taxes	(49,553)		(93,183)

Net cash provided by operating activities	873,659		413,402

Investing activities
Acquisition of property and equipment
and favorable lease rights	(557,799)		(801,041)
Purchases of investments in auction rate securities	(52,800)		(2,908,249)
Sales of investments in auction rate securities	77,200		3,329,201
Net purchases of money-market investments	(40,334)		(25,278)
Proceeds from sale of property, plant and equipment	651		28,700
Other	1,768		(1,905)

Net cash used in investing activities	(571,314)		(378,572)

Financing activities
Net borrowings under credit facilities	-		295,000
Capital lease payments	(5,764)		(13,961)
Treasury stock purchases	(261,538)		(374,362)
Excess tax benefits from share-based compensation	22		6,857
Proceeds from stock option exercises	1,343		92,387

Net cash (used in) provided by financing activities	(265,937)		5,921

Net increase in cash and cash equivalents	36,408		40,751
Cash and cash equivalents at beginning of period	180,543		189,170

Cash and cash equivalents at end of period	$ 216,951		$ 229,921